Exhibit 4.36
ELEVENTH AMENDMENT TO CREDIT AGREEMENT
THIS ELEVENTH AMENDMENT TO CREDIT AGREEMENT is made as of this 4th day of December, 2008, by and among AQUA PENNSYLVANIA, INC., a Pennsylvania corporation (formerly known as Pennsylvania Suburban Water Company, successor by merger to Philadelphia Suburban Water Company) (“Borrower”), the several banks which are parties to this Agreement (each a “Bank” and collectively, “Banks”) and PNC BANK, NATIONAL ASSOCIATION in its capacity as agent for Banks (in such capacity, “Agent”).
BACKGROUND
A. Borrower, Agent and Banks are parties to a Credit Agreement, dated as of December 22, 1999, as amended by a First Amendment to Credit Agreement dated as of November 28, 2000, a Second Amendment to Credit Agreement dated as of December 18, 2001, a Third Amendment to Credit Agreement dated as of December 16, 2002, a Fourth Amendment dated as of December 24, 2002, a Fifth Amendment to Credit Agreement dated as of December 14, 2003, a Sixth Amendment to Credit Agreement dated as of December 12, 2004, a Seventh Amendment to Credit Agreement dated as of December 6, 2005, an Eighth Amendment to Credit Agreement dated as of December 1, 2006, a Ninth Amendment to Credit Agreement dated as of February 28, 2007 and a Tenth Amendment to Credit Agreement dated as of December 6, 2007 (as so amended, the “Credit Agreement”), pursuant to which Banks agreed to make revolving credit loans to Borrower in an aggregate outstanding amount of up to $70,000,000 (the “Loans”). The Loans are evidenced by Borrower’s Revolving Credit Notes in the aggregate principal face amount of $70,000,000.
B. Borrower, Agent and Banks desire to extend the Termination Date and modify certain interest rate and fee provisions of the facility, all on the terms and subject to the conditions herein set forth.
NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
AGREEMENT
1. Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.
2. Amendments to Credit Agreement. Effective on December 4, 2008 (the “Effective Date”) the Credit Agreement is hereby amended as follows:
(a) The definitions of “Base Rate”, “Required Banks” and “Termination Date” in Section 1.1 are hereby amended and restated to read in full as follows:
““Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%) and (c) the Daily LIBOR Rate plus seventy five basis points (.75%). If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Open Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the definition of such term, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Open Rate or the Daily LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Open Rate or the Daily LIBOR Rate, as the case may be.

“Required Banks”: at any time, (a) Banks the Exposures of which aggregate at least 51% of the Total Exposure at such time of the Banks, or (b) if there are no Loans outstanding, Banks whose Commitments aggregate at least 51% of the Total Commitment at such time, provided, however, that at any time that PNC and/or TD Bank, N.A. (“TD”) are Banks hereunder, Required Banks must include PNC and TD.
“Termination Date”: the earlier of (a) December 2, 2009 or any later date to which the Termination Date shall have been extended pursuant to subsection 2.8(d) hereof and (b) the date the Commitments are terminated as provided herein.”
(b) The following definitions of “Daily LIBOR Rate”, “Federal Funds Open Rate” and “Published Rate” are hereby added in Section 1.1 in the appropriate alphabetical order:
““Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day.
“Federal Funds Open Rate” for any day shall mean the rate per annum which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Agent (an “Alternate Federal Funds Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Federal Funds Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Federal Funds Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)); provided, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the Federal Funds Open Rate on the immediately preceding Business Day.”

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by the Agent).
(c) Clause (A) of Section 2.2(b) is hereby amended and restated to read as follows: “(A) the Base Rate or”
(d) Section 2.4(b) is hereby amended and restated as follows:
“(b) Intentionally Omitted”
(e) Section 2.6(b) is hereby amended by deleting “twenty basis points (.20%)” and substituting therefor “seventy five basis points (.75%).”
(f) Section 3.10(b) of the Credit Agreement is hereby amended and restated to read in full as follows:
“(b) The aggregate present value of accrued benefit liabilities under the retirement income Plans maintained by the Borrower and other Commonly Controlled Entities using the long-term assumptions under the FAS 35 calculations prepared for plan audit purposes do not exceed the asset values for these Plans as of the latest valuation date of January 1, 2008.”
(g) Section 6.2 is hereby amended and restated to read in full as follows:
“6.2 Limitation on Certain Debt. Except for the Commitments under the Loan Documents, at any time enter into, assume or suffer to exist lines of credit or comparable extensions of credit from one or more commercial banks (or their Affiliates) under which the Borrower has incurred or may incur aggregate Debt in excess of $15,000,000.”
(h) Schedule 3.13 is hereby amended and replaced with Schedule 3.13 attached hereto.
3. Amendment to Working Cash Rider. The first sentence of Section 2 of the Working Cash, Line of Credit, Investment Sweep Rider dated as of May 11, 2001 between the Borrower and the Agent, which constitutes a Cash Management Agreement under Section 2.2 (k) of the Credit Agreement, is hereby amended and restated to read in full as follows:
“Effective as of the date hereof, Bank has agreed that Loans made by Bank under the Line of Credit shall bear interest at a variable rate per annum equal to the sum of (A) the Index plus (B) seventy five basis points (.75%).”

4. Loan Documents. Except where the context clearly requires otherwise, all references to the Credit Agreement in any of the Loan Documents or any other document delivered to Banks or Agent in connection therewith shall be to the Credit Agreement as amended by this Agreement.
5. Borrower’s Ratification. Borrower agrees that it has no defenses or set-offs against Banks or Agent or their respective officers, directors, employees, agents or attorneys, with respect to the Loan Documents, all of which are in full force and effect, and that all of the terms and conditions of the Loan Documents not inconsistent herewith shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms. Borrower hereby ratifies and confirms its obligations under the Loan Documents as amended hereby and agrees that the execution and delivery of this Agreement does not in any way diminish or invalidate any of its obligations thereunder.
6. Representations and Warranties. Borrower hereby represents and warrants to Agent and Banks that:
(a) The representations and warranties made in the Credit Agreement, as the Credit Agreement is amended by this Agreement, are true and correct as of the date hereof;
(b) No Default or Event of Default under the Credit Agreement exists on the date hereof; and
(c) This Agreement has been duly authorized, executed and delivered so as to constitute the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms.
All of the above representations and warranties shall survive the making of this Agreement.
7. Conditions Precedent. The effectiveness of the amendments set forth herein is subject to the fulfillment, to the satisfaction of Agent and its counsel, of the following conditions precedent:
(a) Borrower shall have delivered to Agent, with copies or counterparts for each Bank as appropriate, the following, all of which shall be in form and substance satisfactory to Agent and shall be duly completed and executed:
(i) This Agreement;
(ii) Copies, certified by the Secretary or an Assistant Secretary of Borrower of resolutions of the board of directors of Borrower in effect on the date hereof authorizing the execution, delivery and performance of this Agreement and the other documents and transactions contemplated hereby;

(iii) Copies, certified by its corporate secretary of the articles of incorporation, certificate of formation, and by-laws of Borrower as in effect, or a certificate stating that there have been no changes to any such documents since the most recent date, true and correct copies thereof were delivered to Agent; and
(iv) Such additional documents, certificates and information as Agent or Banks may require pursuant to the terms hereof or otherwise reasonably request.
(b) The representations and warranties set forth in the Credit Agreement, as amended by this Agreement, shall be true and correct on and as of the date hereof.
(c) No Default or Event of Default shall have occurred and be continuing as of the date hereof.
(d) Borrower shall have paid to Agent for the benefit of Banks an additional fee of $175,000 to be distributed to Banks pro rata in accordance with their Commitments.
8. Miscellaneous.
(a) All terms, conditions, provisions and covenants in the Loan Documents and all other documents delivered to Agent and Banks in connection therewith shall remain unaltered and in full force and effect except as modified or amended hereby. To the extent that any term or provision of this Agreement is or may be deemed expressly inconsistent with any term or provision in any Loan Document or any other document executed in connection therewith, the terms and provisions hereof shall control.
(b) The execution, delivery and effectiveness of this Agreement shall neither operate as a waiver of any right, power or remedy of Agent or Banks under any of the Loan Documents nor constitute a waiver of any Default or Event of Default or default thereunder.
(c) In consideration of Agent’s and Banks’ agreement to amend the existing credit facility, Borrower hereby waives and releases Agent and Banks and their respective officers, attorneys, agents and employees from any liability, suit, damage, claim, loss or expense of any kind or failure whatsoever and howsoever arising that it ever had up until, or has as of, the date of this Agreement.
(d) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.
(e) In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.
(f) This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.
(g) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(h) The headings used in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, Borrower, Agent and Banks have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

AQUA PENNSYLVANIA, INC.
By:	/s/ Stephen F. Anzaldo
Title: Treasurer

PNC BANK, NATIONAL ASSOCIATION, as a Bank and as Agent
By:	/s/ Meredith Jermann
Title: Vice President

TD BANK, N.A.
By:	/s/ Thomas M. McGrory
Title: Vice President

Schedule 3.13
Environmental Matters
A. Little Washington Wastewater Company entered into a Consent Order and Agreement dated September 11, 2008 with the Pennsylvania Department of Environmental Protection (DEP) for the Media wastewater system. The agreement requires the company to take certain actions to avoid sanitary sewer overflows at two lift stations. The agreement arose from conditions that pre-existed ownership of the system by LWWC and the company has already taken substantial measures to address these conditions. LWWC is in compliance with the terms and conditions of the agreement.
B. Aqua Pennsylvania acquired the Honesdale water system by merger on October 1, 2008. The system owners had been presented with a Consent Order and Agreement by Pennsylvania Department of Environment Protection (DEP) to treat or abandon the Quarry Well that from time to time had tested above the Maximum Contaminant Level for arsenic. The Consent Order and Agreement was never fully executed. Aqua Pennsylvania has submitted an application for a permit for treatment of the well. The application is pending with DEP. DEP might presented the company with a Consent Order and Agreement in the future. Aqua expects that the terms of such an agreement would be similar to those contained in the original proposed agreement, with deadlines appropriately adjusted to reflect the date of acquisition. Aqua expects to be able to comply with the terms and conditions of such an agreement.
C. Aqua Pennsylvania has signed an Asset Purchase Agreement for the Emlenton water system. DEP has issued orders to the current owners of the system, and Aqua has begun operating the system as of November 22, 2008. DEP will require a Consent Order and Agreement to bring this system into compliance. Aqua expects to be able to comply with the terms and conditions of the agreement, and has already begun making improvements as the operator of the system.
D. Aqua Pennsylvania has been designated by DEP and the Pennsylvania Public Utilities Commission as the future owner of assets of Washington Park water and wastewater systems. DEP will require a Consent Order and Agreement to bring these systems into compliance. Aqua expects to be able to comply with the terms and conditions of a such an agreement.
E. In its water treatment process, Borrower uses chemicals, including chlorine and caustic soda, which are listed as hazardous substances. These chemicals are, in all material respects, stored and used at Borrower’s plants and facilities in accordance with the environmental laws.
F. Borrower operates a central laboratory at its Bryn Mawr facility for analysis of drinking water samples. To perform required analyses, Borrower maintains small quantities of solvents, reagents and chemical standards, some of which are listed as hazardous substances. These materials, in all material respects, are stored and used in compliance with the environmental laws.